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                                                                     EXHIBIT 3.4

        FILED

  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
     STATE OF NEVADA

       SEP 09 1996

C-90-91

DEAN HELLER, SECRETARY OF STATE


          [SIG]
---------------------------


                                    AMENDED
                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                   QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
                  AND OTHER DISTINGUISHING CHARACTERISTICS OF
                            SERIES A PREFERRED STOCK

                                       OF

                             TELECHIPS CORPORATION

         We the undersigned President and Secretary of TELECHIPS CORPORATION DO HEREBY CERTIFY:

         I. The name of the corporation (hereinafter called the "Corporation" is TELECHIPS CORPORATION.

         II. The certificate of incorporation of the Corporation authorizes the issuance of 3,000,000 shares of Preferred Stock of a par value of $1.00 per share and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued; and all previously designated and issued shares of the Corporation's Preferred Stock has been converted to Common Stock in the Corporation.

         III. The Board of Directors of the Corporation at a special meeting held on August 19, 1996, adopted resolutions creating a new series of Class A Preferred Stock of the Corporation with the designation, number, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics set forth in that certain Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and Other Special Rights and the Qualifications, Limitations, Restrictions and Other Distinguishing Characteristics of Series A Preferred Stock of Telechips Corporation filed with the Secretary of State of the State of Nevada on August 23, 1996 ("Original Certificate of Designation").

         IV. By unanimous written consent dated September 4, 1996, the Board of Directors of the Corporation approved the amendment of the resolutions adopted on August 23, 1996 and the description of Series A Preferred Stock of the Corporation set forth in the Original Certificate of Designation to read in their entirety as follows:

         RESOLVED, that Seven Thousand Five Hundred (7,500) of the Three Million (3,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series




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         RECEIVED

       SEP 09 1996

          [SIG]
--------------------------
    SECRETARY OF STATE

A Preferred Stock (the "Series A Preferred Stock") and shall possess the rights and privileges set forth below:

                 A.       Stated Value.

                          1.      Each share of Series A Preferred Stock shall
have a stated (face) value of $1,000.00.

                 B.       Dividends.

                          1.      The holder of each issued and outstanding
share of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets at the time legally available for such purpose, dividends at a rate of four percent (4%) per annum on the stated value, payable semi-annually at the Company's option in cash or in shares of the Common Stock of the Corporation at a dividend conversion price equal to the lesser of (x) three dollars ($3.00) or
(y) the average closing bid price for the five (5) trading days prior to payment. Such dividends shall accumulate until paid to the holders. If any dividends payable on the Series A Preferred Stock with respect to any dividend payment period are not paid for any reason, the right of the holders of the Series A Preferred Stock to receive payment of such dividend shall not lapse or terminate, but said unpaid dividend or dividends shall be added to the stated value of the Series A Preferred Stock effective at the beginning of the semi-annual period next succeeding the semi-annual period as to which such dividends were not paid, and shall thereafter accrue additional dividends at the above-stated dividend rate. Any dividend payment made on the Series A Preferred Stock shall be credited against the earliest accrued but unpaid dividend which has been added to the stated value of the Series A Preferred shares and shall reduce the stated value by the amount of the dividend paid.
No dividends shall be declared or paid with respect to the Corporation's Common Stock (other than a dividend payable solely in Common Stock of the Corporation), or upon any other class of Preferred Stock of the Corporation with a dividend preference subordinate to the dividend preference of the Series A Preferred Stock, unless a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis) is first declared and paid with respect to the Series A Preferred Stock.

                          2.      No dividends shall be paid on the Series A
Preferred Stock if such payment would violate Nevada law.

                 C.       Liquidation Preference.

                          1.      In the event of any liquidation, dissolution
or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series A Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series A Preferred Stock, an amount equal to one thousand dollars ($1,000) per share, plus an amount equal to any unpaid dividends accumulated





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and unpaid on each such share to and including the date of distribution on such share. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series A Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series A Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

                          2.      A merger or consolidation of the Corporation
with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

                 D.       Conversion of Series A Preferred Stock.

                          The holders of Series A Preferred Stock shall have
the following conversion rights:

                          1.      Right to Convert.  Each share of Series A
Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock.

                          2.      Mechanics of Conversion.  Each holder of
Series A Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") via telecopy to the Corporation. The original Conversion Notice and the certificate or certificates representing the Series A Preferred Stock for which conversion is elected, shall be delivered to the Corporation by international courier, duly endorsed. The date upon which a Conversion Notice is properly received by the Corporation shall be a "Notice Date."

         The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series A Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the





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original shares of Series A Preferred Stock to be converted are received by the transfer agent or the Corporation within three business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series A Preferred Stock to be converted are not received by the transfer agent or the Corporation within three business days after the Notice Date, the Conversion Notice shall become null and void.

                          3.      Conversion Dates.  The Series A Preferred
Stock shall become convertible into shares of Common Stock at any time commencing forty five (45) after the last day on which there is an original issuance of the Series A Preferred Stock (the "Conversion Date").

                          4.      Conversion Price.  In the event accrued
dividends have been paid, the shares of Series A Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:


                                   N x 1,000/
                                Conversion Price

                 N = the number of shares of the Series A Preferred Stock for which conversion is being elected.

                 Conversion
                 Price =          the lesser of (x) three dollars ($3.00) or
                                  (y) the five (5) day average closing bid price prior to conversion; provided, however, that in all cases the Corporation shall pay all accumulated but unpaid dividends with respect to the shares of Series A Preferred Stock being converted.

                          5.      Automatic Conversion.  Each share of Series A
Preferred Stock outstanding on August 31, 1998 automatically shall be converted into Common Stock on such date at the Conversion Price then in effect, and August 31, 1998 shall be deemed to be the Notice Date with respect to such conversion. Also, upon consummation of a registered public offering with gross proceeds of $10,000,000 or more (before underwriting, discounts and expenses), each share of Series A Preferred Stock outstanding on the date of such completion shall automatically be converted into Common Stock on such date at the Conversion Price then in effect, provided that the Holders must receive written notice 30 days prior to the first filing date of such offering and that the offering may not close prior to 180 days from the date of issuance of the Series A Preferred Stock.

                          6.      Fractional Shares.  No fractional share shall
be issued upon the conversion of any shares, share or fractional share of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of





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determining whether the conversion would result in the issuance of any
fractional share.   If, after the aforementioned aggregation, the conversion
would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing bid price of the Corporation's Common Stock on the Notice Date multiplied by such fraction.

                          7.      Reservation of Stock Issuable Upon
Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                          8.      Adjustment to Conversion Price.

                                  (a)      If, prior to the conversion of all
shares of Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                                  (b)      If, prior to the conversion of all
shares of Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series A Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series A Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock and/or securities as, in accordance with the





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foregoing provisions, the holders of the Series A Preferred Stock may be entitled to purchase.

                                  (c)      If any adjustment under this
subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

                 E. Voting. Except as otherwise provided below or by the General Corporation Law of the State of Nevada, the holders of the Series A Preferred Stock shall have no voting power whatsoever, and no holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

                 F. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock; provided, however, that with respect to paragraph (e), holders of Series A Preferred Stock shall vote with the holders of Common Stock on an as converted basis and shall not vote separately as a class:

                          (a)     alter or change the rights, preferences or
privileges of the shares of Series A Preferred Stock so as to affect adversely the Series A Preferred Stock;

                          (b)     create any new class or series of stock
having a preference over the Series A Preferred Stock with respect to dividends, payments upon Liquidation (as provided for in Section B of this Designation) or redemption except for a class of stock approved by J.P. Carey Enterprise, Inc.;

                          (c)     do any act or thing not authorized or
contemplated by this Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

                          (d)     issue any capital stock (other than
dividends) which ranks senior to or on a parity with the Series A Preferred Stock with respect to rights to receive distributions upon liquidation, dissolution, or winding up of the Corporation or with respect to dividends; or

                          (e)     enter into a merger in which the Corporation
is not the surviving corporation, and which requires approval of the common Stockholders; provided, however, that the provisions of this subparagraph (e) shall not be applicable to any such merger if the authorized capital stock of the surviving corporation immediately after such merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to this section if such class or series had been authorized by the Corporation immediately prior to such merger or which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized (with such consent





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or vote of the Series A Preferred Stock) prior to such merger and continuing as an authorized class or series at the time thereof.

                 G. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted as contemplated by this Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

                 H. Taxes. All shares of Common Stock issued upon conversion of Series A Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable. The Corporation shall adjust the amount of dividends paid or accrued so as to indemnify the holders of Preferred Stock against any withholding or similar tax in respect of such dividends.

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of the General Corporation Law of the State of Nevada.

         V. One Thousand Five Hundred (1,500) shares of the previously authorized Six Thousand Eight Hundred Seventy-Five (6,875) shares of Series A Preferred Stock of the Corporation have been issued and the holder of all of such shares has consented to and approved the amendments reflected in Section IV hereof.

         VI. There are no classes or series of stock of the Corporation which are senior to the Series A Preferred Stock of the Corporation as to the payment of distributions upon dissolution of the Corporation, regardless of any limitation or restriction on the voting power of such class or series.





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Signed on September 9, 1996.              Telechips Corporation


                                           By: /s/ C.A. BURNS
                                           -----------------------------------
                                           Print Name:  C.A. Burns
                                           Title:  President


                                           By:/s/ NELSON B. CALDWELL
                                           -----------------------------------
                                           Print Name: Nelson B. Caldwell
                                           Title:  Secretary


STATE OF NEVADA
COUNTY OF WASHOE

         This instrument was acknowledged before me on September 9, 1996, by C.A. BURNS and NELSON B. CALDWELL, as President and Secretary, respectively, of Telechips Corporation.


[SEAL]


/s/  Elizabeth Nicholson                  /s/  Elizabeth Nicholson
-------------------------------------     ------------------------------------
Notary Public - State of Nevada           Notary Public
Appointment Recorded in       County      My Commission Expires: Aug. 11, 1999
My Appointment Expires: Aug. 11, 1999                           --------------
                        -------------




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